PRICING SUPPLEMENT NO. 96-30 Dated January 6, 1997    Rule 424(b)(2)
To Prospectus Supplement Dated August 22, 1996      File No. 33-64357




                         BENEFICIAL CORPORATION

                      Medium-Term Notes, Series H
                          (Book Entry Notes)



Salomon Brothers Inc purchased $25,000,000 principal amount of these Medium-Term Notes, Series H, maturing on January 9, 2002, at a principal price of $24,967,400.00 for resale to investors from time to time at prices based on market conditions at the time of resale.



      Floating Rate Notes Due 9 Months or More from Date of Issue


Maturity Date:  January 9, 2002        Initial Interest Rate:
                                         Determined as if the Settlement
Interest Rate Basis:                     Date was an Interest Reset Date.
  LIBOR
                                       Interest Reset Dates:
Specify Other Base Rate: N/A             Same as Interest Payment Dates

Index Maturity: 1-month                Settlement Date (Issue Date):
                                         January 9, 1997
Spread: plus 0.15%
                                       Calculation Agent:
Spread Multiplier: N/A                   The Chase Manhattan Bank

Maximum Interest Rate: N/A             Optional Repayment Date(s):
                                         N/A
Minimum Interest Rate: N/A
                                       Additional Terms:
Interest Payment Dates:                  For the purposes of the Notes
  The 9th day of each month commencing   contemplated hereunder, interest
  on February 9, 1997, through and       payments will include interest
  including the Maturity Date.           accrued to, but excluding, the
                                         Interest Payment Date.